Exhibit 4.2
EXCHANGEABLE SHARE SUPPORT AGREEMENT
This EXCHANGEABLE SHARE SUPPORT AGREEMENT made as of May 16, 2023 among Recursion Pharmaceuticals, Inc., a Delaware corporation (“Parent”), 1414517 B.C. Unlimited Liability Company, an unlimited liability company existing under the laws of the Province of British Columbia (“Callco”) and 14998685 Canada Inc, a corporation governed by the laws of Canada (the “Company”).
RECITALS:
A.In connection with a Share Purchase Agreement (as may be amended, restated or modified from time to time, the “Purchase Agreement”), dated as of May 8, 2023, by and among the Company, Parent, Valence Discovery Inc., a corporation governed by the laws of Canada (“Valence”), the Shareholders of Valence party thereto (“Sellers”) and Daniel Cohen, solely in his capacity as the representative of the Sellers, the Company has agreed to issue common exchangeable shares in its capital which are exchangeable for Parent Shares (as defined below) (the “Exchangeable Shares”) to certain Sellers on the terms and conditions set out in the Purchase Agreement.
B.Pursuant to the Purchase Agreement, Parent, Callco and the Company are required to enter into an exchangeable share support agreement (the “Agreement”).
C.In connection with transactions contemplated by the Purchase Agreement, it is necessary and advisable to provide Parent and Callco with the rights herein with respect to the Exchangeable Shares.
D.In consideration of the foregoing and the mutual agreements contained herein and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the parties hereby agree as follows:
ARTICLE 1
DEFINITIONS AND INTERPRETATION
1.1Defined Terms
In this Agreement, each capitalized term used and not otherwise defined herein shall have the meaning ascribed thereto in the rights, privileges, restrictions and conditions (collectively, the “Exchangeable Share Provisions”) attaching to the Exchangeable Shares as set out in the articles of the Company, unless the context requires otherwise and the following terms shall have the following meanings:
“Automatic Exchange Right” has the meaning set forth in Section 3.10(b);
“Beneficiaries” means the registered holders from time to time of Exchangeable Shares, other than Parent, its Subsidiaries or the Company;
“Broker” has the meaning set forth in Section 3.11;
“Canadian Resident” means either (i) a person who, at the relevant time, is a resident of Canada for purposes of the Income Tax Act (Canada), or (ii) a partnership that is a “Canadian partnership” for purposes of the Income Tax Act (Canada);
“Change of Law” means any amendment to the Income Tax Act (Canada) and other applicable provincial income tax Laws that permits Canadian Resident holders of the

Exchangeable Shares, who hold the Exchangeable Shares as capital property and deal at arm’s length with Parent and the Company (all for the purposes of the Income Tax Act (Canada) and other applicable provincial income tax Laws), to exchange their Exchangeable Shares for Parent Shares on a basis that will not require such holders to recognize any income, gain or loss or any actual or deemed dividend in respect of such exchange for the purposes of the Income Tax Act (Canada) or applicable provincial income tax Laws;
“Change of Law Call Date” has the meaning set forth in Section 5.3(b);
“Change of Law Call Purchase Price” has the meaning set forth in Section 5.3(a);
“Change of Law Call Right” has the meaning set forth in Section 5.3(a);
“Equivalent Dividend” has the meaning set forth in Section 2.1(a)(i);
“Exchange Right” has the meaning set forth in Section 3.1(a);
“Insolvency Event” means (i) the institution by the Company of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of the Company to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, (ii) the filing by the Company of a petition, answer or consent seeking dissolution or winding-up under any bankruptcy, insolvency or analogous laws, including the Companies Creditors’ Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), or the failure by the Company to contest in good faith any such proceedings commenced in respect of the Company within thirty (30) days of becoming aware thereof, or the consent by the Company to the filing of any such petition or to the appointment of a receiver, (iii) the making by the Company of a general assignment for the benefit of creditors, or the admission in writing by the Company of its inability to pay its debts generally as they become due, or (iv) the Company not being permitted, pursuant to solvency requirements of applicable Law, to redeem any Retracted Shares pursuant to Part 2 Section 1.7(a)(iii) of the Exchangeable Share Provisions specified in a retraction request delivered to the Company in accordance with Part 2 Section 1.7 of the Exchangeable Share Provisions;
“Liquidation Call Purchase Price” has the meaning set forth in Section 5.1(a);
“Liquidation Call Right” has the meaning set forth in Section 5.1(a);
“Liquidation Event” has the meaning set forth in Section 3.10(a);
“Liquidation Event Effective Date” has the meaning set forth in Section 3.10(c);
“Offer” has the meaning set forth in Section 2.7;
“Other Corporation” has the meaning set forth in Section 4.4(c);
“Other Shares” has the meaning set forth in Section 4.4(c);
“Parent Shares” means the Class A Common Stock of Parent, par value of $0.00001 per share;
“Parent Successor” has the meaning set forth in Section 4.1(a);

“Redemption Call Purchase Price” has the meaning set forth in Section 5.2(a);
“Redemption Call Right” has the meaning set forth in Section 5.2(a);
“Retracted Shares” has the meaning set forth in Section 3.7; and
“Withholding Shortfall” has the meaning set for thin Section 3.11.
1.2Interpretation Not Affected by Headings
The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.
1.3Number and Gender
Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
1.4Date of any Action
If the date on which any action is required or permitted to be taken under this Agreement by a person is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.
1.5Statutes
Any reference to a statute refers to such statute and all rules and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.
ARTICLE 2
COVENANTS OF PARENT AND THE COMPANY
2.1Covenants Regarding Exchangeable Shares
So long as any Exchangeable Shares not owned by Parent or its Subsidiaries are outstanding, Parent shall:
(a)not take any action that will result in the declaration or payment of any dividend or make any other distribution on the Parent Shares unless:
(i)the Company shall (A) simultaneously declare or pay, as the case may be, an equivalent dividend or other distribution economically equivalent thereto (as determined in accordance with the Exchangeable Share Provisions) on the Exchangeable Shares (an “Equivalent Dividend”), (B) in the case of a cash dividend or other distribution, receive sufficient money or other assets from Parent (through any intermediary entities) to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Exchangeable Share Provisions, of any such Equivalent Dividend and (C) in the case of a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares, have sufficient authorized but unissued securities available to enable the due declaration and the due and punctual payment, in accordance with applicable Law and the Exchangeable Share Provisions, of any such Equivalent Dividend; provided, however, for the avoidance of doubt, that in no event may the Company elect to effect a dividend or other distribution that is a stock or share dividend or a distribution of stock or shares in the form of cash or property other than stock or shares;
(ii)if the board of directors of the Company so chooses, in its sole discretion, as an alternative to taking any of the actions described in Section 2.1(a)(i), the Company shall adjust the Exchangeable Share Exchange Ratio in accordance with the Exchangeable Share Provisions, provided, however, that the Exchangeable Share Exchange Ratio shall only be so adjusted to the extent that the Board of Directors determines in good faith and in its sole discretion that the Company would be liable for any unrecoverable tax as a result of taking any of the actions described in Section 2.1(a)(i) and determines to adjust the Exchangeable Share Exchange Ratio in lieu of taking any such action;
(b)advise the Company sufficiently in advance of the declaration by Parent of any dividend or other distribution on the Parent Shares and take all such other actions as are reasonably necessary or desirable, in co-operation with the Company, to ensure that the respective declaration date, record date and payment date for an Equivalent Dividend shall be the same as the declaration date, record date and payment date for the corresponding dividend or other distribution on the Parent Shares;
(c)take all such actions and do all such things as are reasonably necessary or desirable to enable and permit the Company, in accordance with applicable Law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the delivery of a Retraction Request by a holder of Exchangeable Shares or a redemption of Exchangeable Shares by the Company, as the case may be, including without limitation all such actions and all such things as are necessary or desirable to enable and permit the Company to deliver or cause to be delivered Parent Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Part 2 Sections 1.6, 1.7 or 1.8, as the case may be, of the Exchangeable Share Provisions;
(d)take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Parent or Callco, as the case may be, in accordance with applicable Law, to perform its obligations arising upon the exercise by it of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Parent or Callco, as the case may be, to deliver or cause to be delivered Parent Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as the case may be;

(e)take all such actions and do all such things as are reasonably necessary or desirable to enable and permit Parent or Callco, in accordance with applicable Law, to perform its obligations in connection with a Retraction Request pursuant to Part 2 Section 1.7 of the Exchangeable Share Provisions and a Seventh Anniversary Redemption pursuant to Part 2 Section 1.8 of the Exchangeable Share Provisions, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Parent or Callco to deliver or cause to be delivered Parent Shares or other property to the holders of Exchangeable Shares in accordance with the provisions of Part 2 Sections 1.7 and 1.8 of the Exchangeable Share Provisions; and
(f)not exercise its vote as a shareholder of the Company to initiate the voluntary liquidation, dissolution or winding up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding up of the Company or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, without the prior written consent of the holders of the Exchangeable Shares as long as any Exchangeable Shares are outstanding.
2.2Segregation of Funds
Parent will deposit a sufficient amount of funds in a separate account of Parent and segregate a sufficient amount of such other assets and property as is necessary to enable the Company to pay or otherwise satisfy its obligations with respect to the applicable dividend, Liquidation Amount, Retraction Price or Redemption Price, in each case once such amounts become payable under the terms of this Agreement or the Exchangeable Share Provisions. Once such amounts become payable, Parent will transfer such funds to the Company (through any intermediary entities) and the Company will use such funds, assets and property so segregated exclusively for the payment of dividends and the payment or other satisfaction of the Liquidation Amount, the Retraction Price or the Redemption Price, as applicable net of any corresponding withholding tax obligations and for the remittance of such withholding tax obligations.
2.3Reservation of Parent Shares
Parent hereby represents, warrants and covenants in favour of the Company and Callco that Parent has reserved for issuance and shall, at all times while any Exchangeable Shares are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued capital stock such number of Parent Shares (or other shares or securities into which Parent Shares may be reclassified or changed as contemplated by Section 2.6):
(a)as is equal to the sum of the number of Parent Shares into which: (i) the number of Exchangeable Shares issued and outstanding from time to time is exchangeable and (ii) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time is exchangeable; and
(b)as are now and may hereafter be required to enable and permit each of Parent, Callco and the Company to meet its obligations under the Exchangeable Share Provisions, this Agreement and any other security or commitment relating to the transactions contemplated by the Purchase Agreement pursuant to which Parent may now or hereafter be required to issue or cause to be issued Parent Shares.

2.4Notification of Certain Events
In order to assist Parent to comply with its obligations hereunder and to permit Parent or Callco to exercise, as the case may be, the Liquidation Call Right, the Retraction Call Right, the Change of Law Call Right or the Redemption Call Right, as applicable, the Company shall notify Parent and Callco of each of the following events at the time set forth below:
(a)in the event of any determination by the board of directors of the Company to institute voluntary liquidation, dissolution or winding-up proceedings with respect to the Company or to effect any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least sixty (60) days prior to the proposed effective date of such liquidation, dissolution, winding- up or other distribution;
(b)promptly upon the earlier of (i) receipt by the Company of notice of, and (ii) the Company otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of the Company or to effect any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;
(c)immediately, upon receipt by the Company of a Retraction Request;
(d)on the same date on which notice of redemption is given to holders of Exchangeable Shares, upon the determination of a Redemption Date in accordance with the Exchangeable Share Provisions;
(e)as soon as practicable upon the issuance by the Company of any Exchangeable Shares or rights to acquire Exchangeable Shares (other than the issuance of Exchangeable Shares and rights to acquire Exchangeable Shares pursuant to the Purchase Agreement); and
(f)promptly, upon receiving notice of a Change of Law.
2.5Delivery of Parent Shares
Upon notice from Callco or the Company of any event that requires Callco or the Company to deliver or cause to be delivered Parent Shares to any holder of Exchangeable Shares, Parent shall forthwith issue and deliver or cause to be delivered the requisite number of shares of Parent Shares for the benefit of Callco or the Company, as appropriate, and Callco or the Company, as the case may be, shall forthwith cause to be delivered the requisite number of Parent Shares to be received by or for the benefit of the former holder of the surrendered Exchangeable Shares. All such Parent Shares shall be duly authorized and validly issued as fully paid, non-assessable, free of preemptive rights and shall be free and clear of any lien, claim or encumbrance.
2.6Economic Equivalence
(a)So long as any Exchangeable Shares not owned by Parent or its Subsidiaries are outstanding:
(i)Parent shall not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Part 2 Section 1.10(b) of the Exchangeable Share Provisions:

(A)issue or distribute Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to the holders of all or substantially all of the then outstanding Parent Shares by way of stock or share dividend or other distribution, other than an issue of Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) to holders of Parent Shares (1) who exercise an option to receive dividends in Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares) in lieu of receiving cash dividends, or (2) pursuant to any dividend reinvestment plan or scrip dividend or similar arrangement; or
(B)issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding Parent Shares entitling them to subscribe for or to purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares); or
(C)issue or distribute to the holders of all or substantially all of the then outstanding Parent Shares (1) shares or securities of Parent of any class other than Parent Shares (or securities convertible into or exchangeable for or carrying rights to acquire Parent Shares), (2) rights, options, warrants or other assets other than those referred to in Section 2.6, (3) evidence of indebtedness of Parent or assets of Parent;
unless, in each case, the Company issues or distributes the economic equivalent of such rights, options, warrants, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares including, without limitation, by adjusting the Exchangeable Share Exchange Ratio in accordance with the terms of the Exchangeable Share Provisions; provided, however, that, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with, the Purchase Agreement.
(ii)Parent shall not without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Part 2 Section 1.10(b) of the Exchangeable Share Provisions:
(A)subdivide, redivide or change the then outstanding Parent Shares into a greater number of Parent Shares;
(B)reduce, combine, consolidate or change the then outstanding Parent Shares into a lesser number of Parent Shares; or
(C)reclassify or otherwise change the Parent Shares or effect an amalgamation, merger, reorganization or other transaction affecting the Parent Shares;
unless, in each case, the same or an economically equivalent change is made simultaneously to, or in the rights of the holders of, the Exchangeable Shares; provided, however, that, the above restrictions shall not apply to any securities issued or distributed by Parent in order to give effect to and to consummate the transactions contemplated by, and in accordance with the Purchase Agreement.

(b)The board of directors of the Company shall determine, in good faith and in its sole discretion (with the assistance of such financial or other advisors as the board of may determine), “economic equivalence” for the purposes of any event referred to in Section 2.6 or Section 2.6 and each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board of directors of the Company to be relevant, be considered by the board of directors of the Company:
(i)in the case of any stock or share dividend or other distribution payable in Parent Shares, the number of such shares issued as a result of such stock or share dividend or other distribution in proportion to the number of Parent Shares previously outstanding;
(ii)in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase Parent Shares (or securities exchangeable for or convertible into or carrying rights to acquire Parent Shares), the relationship between the exercise price of each such right, option or warrant, the number of such rights, options or warrants to be issued or distributed in respect of each Parent Share and the Current Market Price of a Parent Share, the price volatility of the Parent Shares and the terms of any such instrument;
(iii)in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any class other than Parent Shares, any rights, options or warrants other than those referred to in Section 2.6, any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the board of directors of the Company in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding Parent Share and the Current Market Price of a Parent Share;
(iv)in the case of any subdivision, redivision or change of the then outstanding Parent Shares into a greater number of Parent Shares or the reduction, combination, consolidation or change of the then outstanding Parent Shares into a lesser number of Parent Shares or any amalgamation, merger, arrangement, reorganization or other transaction affecting the Parent Shares, the effect thereof upon the then outstanding Parent Shares; and
(v)in all such cases, the general taxation consequences of the relevant event to holders of Exchangeable Shares to the extent that such consequences may differ from the taxation consequences to holders of Parent Shares as a result of differences between taxation Laws of Canada and the United States (except for any differing consequences arising as a result of differing marginal taxation rates and without regard to the individual circumstances of holders of Exchangeable Shares).
(c)The Company agrees that, to the extent required, upon due notice from Parent, the Company shall use its best efforts to take or cause to be taken such steps as may be necessary for the purposes of ensuring that appropriate dividends are paid or other distributions are made by the Company, or changes are made to the Exchangeable Shares, in order to implement the required economic equivalence with respect to the Parent Shares and Exchangeable Shares as provided for in this Section 2.6.
2.7Tender Offers
In the event that a tender offer, share exchange offer, issuer bid, take-over bid, or similar transaction with respect to Parent Shares (an “Offer”) is proposed by Parent or is proposed to Parent or its shareholders and is recommended by the board of directors of Parent, or is otherwise effected or to be effected with the consent or approval of the board of directors of Parent, and the Exchangeable Shares are not redeemed by the Company or purchased by Parent or Callco pursuant to the Redemption Call Right, Parent and the Company will use reasonable efforts to take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares (other than Parent and its Subsidiaries) to participate in such Offer to the same extent and on an economically equivalent basis as the holders of Parent Shares, without discrimination. Without limiting the generality of the foregoing, Parent and the Company will use reasonable efforts in good faith to ensure that holders of Exchangeable Shares may participate in each such Offer without being required to retract Exchangeable Shares as against the Company (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of such Offer and only to the extent necessary to tender or deposit to the Offer). Nothing herein shall affect the rights of the Company to redeem, or Parent or Callco to purchase pursuant to the Redemption Call Right, Exchangeable Shares in the event of a Parent Extraordinary Transaction.
2.8Parent and Subsidiaries Not to Vote Exchangeable Shares
Each of Parent and Callco covenants and agrees that it shall appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by it and its Subsidiaries for the sole purpose of attending any meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Each of Parent and Callco further covenants and agrees that it shall not, and shall cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of the Canada Business Corporations Act (or any successor or other corporate statute by which the Company may in the future be governed) with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares; provided however, for further clarity, that this Section 2.8shall not in any way restrict the right of Parent or any of its Subsidiaries to vote their common shares of the Company.
2.9Ordinary Market Purchases
Nothing contained in this Agreement, including without limitation the obligations of Parent contained in Section 2.8, shall limit the ability of Parent (or any of its affiliates) to make ordinary market or other voluntary purchases of Parent Shares, including by private agreement, in accordance with applicable Laws and regulatory or stock exchange requirements.
2.10Ownership of Outstanding Shares
Without the prior approval of the Company and the prior approval of the holders of the Exchangeable Shares given in accordance with Part 2 Section 1.10(b) of the Exchangeable Share Provisions, Parent covenants and agrees in favour of the Company that, as long as any outstanding Exchangeable Shares not owned by Parent or its Subsidiaries are outstanding, Parent will be and remain the direct or indirect beneficial owner of all issued and outstanding common shares in the capital of the Company and Callco. Notwithstanding the foregoing, Parent shall not be in violation of this Section 2.10if any person or group of persons acting jointly or in concert acquires all or substantially all of the assets of Parent or the Parent Shares pursuant to any merger or similar transaction involving Parent pursuant to which Parent is not the surviving corporation.
2.11Reimbursement by Parent
Parent shall reimburse the Company for, and indemnify and hold the Company harmless against, any expense or liability incurred by the Company with respect to the Exchangeable Shares.
ARTICLE 3
EXCHANGE AND AUTOMATIC EXCHANGE
3.1Grant and Ownership of the Exchange Right and Automatic Exchange Right
(a)Parent and, in the case of the Exchange Right, Callco hereby grant to the Company as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries (i) the right (the “Exchange Right”), voluntarily at any time or upon the occurrence and during the continuance of an Insolvency Event, to require Parent or Callco to purchase from each or any Beneficiary all or any part of the Exchangeable Shares held by such Beneficiary and (ii) the Automatic Exchange Right, all in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary in the Exchangeable Share Provisions, the Company as trustee for and on behalf of, and for the use and benefit of, the Beneficiaries, shall be provided with the opportunity to voluntarily exercise the Exchange Right prior to the acquisition by the Corporation of Exchangeable Shares pursuant to the Exchangeable Share Provisions. Each of Parent and Callco hereby acknowledges receipt from the Company as bare trustee and agent for and on behalf of the Beneficiaries of good and valuable consideration (and the adequacy thereof) for the grant of the Exchange Right and the Automatic Exchange Right by Parent or Callco, as the case may be, to the Company.
(b)During the term of this Agreement, and subject to the terms and conditions of this Agreement, the Company shall possess and be vested with full legal ownership of the Exchange Right and the Automatic Exchange Right and shall be entitled to exercise all of the rights and powers of an owner with respect to the Exchange Right and the Automatic Exchange Right, provided that the Company shall:
(i)hold the Exchange Right and the Automatic Exchange Right and the legal title thereto as trustee solely for the use and benefit of the Beneficiaries in accordance with the provisions of this Agreement; and
(ii)except as specifically authorized by this Agreement, have no power or authority to exercise or otherwise deal in or with the Exchange Right or the Automatic Exchange Right.
(c)The obligations of Parent to issue Parent Shares pursuant to the Exchange Right or the Automatic Exchange Right are subject to all applicable Laws and regulatory or stock exchange requirements.
3.2Legended Share Certificates
The Company shall cause each certificate representing Exchangeable Shares to bear a legend notifying the Beneficiary in respect of the Exchangeable Shares represented by such certificate of (a) his, her or its right to instruct the Company with respect to the exercise of the

Exchange Right in respect of the Exchangeable Shares held by such Beneficiary and (b) the Automatic Exchange Right.
3.3General Exercise of Exchange Right
The Exchange Right shall be and remain vested in and exercisable by the Company. The Company shall exercise the Exchange Right only on the basis of instructions received pursuant to this Article 3 from Beneficiaries entitled to instruct the Company as to the exercise thereof. To the extent that no instructions are received from a Beneficiary with respect to the Exchange Right, the Company shall not exercise or permit the exercise of the Exchange Right.
3.4Purchase Price
The purchase price payable by Parent or Callco, as the case may be, for each Exchangeable Share to be purchased by Parent or Callco, as the case may be, pursuant to the exercise of the Exchange Right shall be an amount per share equal to the Exchangeable Share Price on the last Business Day prior to the day of the closing of the purchase and sale of such Exchangeable Share pursuant to such exercise of the Exchange Right, which price may be satisfied only by Parent or Callco, as the case may be, delivering or causing to be delivered the Exchangeable Share Consideration representing such Exchangeable Share Price. Upon payment by Parent or Callco, as the case may be, of the Exchangeable Share Price, the relevant Beneficiary shall cease to have any right to be paid any amount in respect of declared and unpaid dividends on each such Exchangeable Share by the Company and the Company shall cease to be obligated to pay any amount in respect of such dividends.
3.5Exercise Instructions
Subject to the terms and conditions set forth herein, a Beneficiary shall be entitled voluntarily at any time or upon the occurrence and during the continuance of an Insolvency Event, to instruct the Company to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of such Beneficiary. In order to cause the Company to exercise the Exchange Right with respect to all or any part of the Exchangeable Shares registered in the name of a Beneficiary, such Beneficiary shall deliver to the Company, in person or by certified or registered mail, at its principal office in Salt Lake City, Utah or at such other place as the Company may from time to time designate by written notice to the Beneficiaries, the certificates representing the Exchangeable Shares which such Beneficiary desires Parent or Callco to purchase, duly endorsed in blank for transfer, and accompanied by such other documents and instruments as may be required to effect a transfer of the Exchangeable Shares under the Canada Business Corporations Act, the articles of the Company and such additional documents and instruments as Parent or the Company may reasonably require together with:
(a)a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Exchangeable Share certificates, stating (i) that the Beneficiary thereby instructs the Company to exercise the Exchange Right so as to require Parent or Callco to purchase from the Beneficiary the number of Exchangeable Shares specified therein, (ii) that such Beneficiary has good title to and owns all such Exchangeable Shares to be acquired by Parent or Callco free and clear of all liens, claims, security interests and encumbrances, (iii) the names in which the certificates (or the electronic equivalent thereof) representing Parent Shares issuable in connection with the exercise of the Exchange Right are to be issued, and (iv) the names and addresses of the persons to whom such new certificates (or the electronic equivalent thereof) should be delivered; and

(b)payment (or evidence satisfactory to Parent and the Company of payment) of the taxes (if any) payable as contemplated by Section 3.8 (or evidence satisfactory to Parent and the Company that no such taxes are payable);
provided that if only a part of the Exchangeable Shares represented by any certificate or certificates delivered to the Company are to be purchased by Parent or Callco pursuant to the exercise of the Exchange Right, a new certificate (or the electronic equivalent thereof) for the balance of such Exchangeable Shares shall be issued to the holder at the expense of the Company.
3.6Delivery of Parent Shares; Effect of Exercise
Promptly after the receipt by the Company of the certificates representing the Exchangeable Shares which a Beneficiary desires Parent or Callco to purchase pursuant to the exercise of the Exchange Right, together with a notice of exercise and such other documents and instruments specified by Section 3.5, the Company shall notify Parent and Callco of its receipt of the same, which notice to Parent and Callco shall constitute exercise of the Exchange Right by the Company on behalf of such Beneficiary in respect of such Exchangeable Shares, and Parent or Callco, as the case may be, shall promptly thereafter deliver or cause to be delivered to such Beneficiary (or to such other persons, if any, properly designated by such Beneficiary) the Exchangeable Share Consideration deliverable in connection with such exercise of the Exchange Right; provided, however, that no such delivery shall be made unless and until the Beneficiary requesting the same shall have paid (or provided evidence satisfactory to Parent, Callco and the Company of the payment of) the taxes (if any) payable as contemplated by Section 3.8 (or evidence satisfactory to Parent and the Company that no such taxes are payable). Immediately upon the giving of notice by the Company to Parent and Callco of any exercise of the Exchange Right, as provided in this Section 3.6, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the Beneficiary of such Exchangeable Shares shall be deemed to have transferred to Parent or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to such Exchangeable Shares and shall cease to be a holder of such Exchangeable Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive the total Exchangeable Share Consideration in respect of such Exchangeable Shares, unless such Exchangeable Share Consideration is not delivered by Parent or Callco, as the case may be, to such Beneficiary (or to such other person, if any, properly designated by such Beneficiary) within five (5) Business Days of the date of the giving of such notice by the Company, in which case the rights of the Beneficiary shall remain unaffected until such Exchangeable Share Consideration is so delivered. Concurrently with the closing of the transaction of purchase and sale contemplated by such exercise of the Exchange Right, the Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares delivered to it pursuant to such exercise of the Exchange Right.
3.7Exercise of Exchange Right Subsequent to Retraction
In the event that a Beneficiary has exercised its retraction right under Part 2 Section 1.7 of the Exchangeable Share Provisions to require the Company to redeem any or all of the Exchangeable Shares held by the Beneficiary (the “Retracted Shares”) and is notified by the Company pursuant to Part 2 Section 1.7(a)(iii) of the Exchangeable Share Provisions that the Company will not be permitted as a result of solvency requirements of applicable Law to redeem all such Retracted Shares, provided that neither Parent nor Callco shall have exercised its Retraction Call Right with respect to the Retracted Shares and that the Beneficiary shall not have revoked the retraction request delivered by the Beneficiary to the Company pursuant to Part 2 Section 1.7(a)(iv) of the Exchangeable Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the Beneficiary to the Company instructing the

Company to exercise the Exchange Right with respect to those Retracted Shares that the Company is unable to redeem.
3.8Stamp or Other Transfer Taxes
Upon any sale or transfer of Exchangeable Shares to Parent or Callco, as the case may be, pursuant to the exercise of the Exchange Right or the Automatic Exchange Right, the share certificate or certificates representing the Parent Shares to be delivered in connection with the payment of the purchase price therefor shall be issued in the name of the Beneficiary in respect of the Exchangeable Shares so sold or transferred or in such names as such Beneficiary may otherwise direct in writing without charge to the holder of the Exchangeable Shares so sold or transferred; provided, however, that such Beneficiary shall pay (and none of Parent, Callco, or the Company shall be required to pay) any documentary, stamp, transfer of other similar taxes or duties that may be payable in respect of any sale or transfer involved in the issuance or delivery of such shares to a person other than such Beneficiary including, without limitation, in the event that Exchangeable Shares are being delivered, sold or transferred in the name of a clearing service or depositary or a nominee thereof.
3.9Notice of Insolvency Event
As soon as practicable following the occurrence of an Insolvency Event or any event that with the giving of notice or the passage of time or both would be an Insolvency Event, the Company shall give written notice thereof to Parent and shall mail to each Beneficiary a notice of such Insolvency Event in the form provided by Parent, which notice shall contain a brief statement of the rights of the Beneficiaries with respect to the Exchange Right.
3.10Automatic Exchange on Liquidation of Parent
(a)Parent shall give the Company written notice of each of the following events (each, a “Liquidation Event”) at the time set forth below:
(i)in the event of any determination by the board of directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least thirty (30) days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and
(ii)as soon as practicable following the earlier of (A) receipt by Parent of notice of, and (B) Parent otherwise becoming aware of any instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, in each case where Parent has failed to contest in good faith any such proceeding commenced in respect of Parent within thirty (30) days of becoming aware thereof.
(b)As soon as practicable following receipt by the Company from Parent of notice of a Liquidation Event, the Company shall give notice thereof to the Beneficiaries. Such notice shall be provided by Parent to the Company and shall include a brief description of the automatic exchange of Exchangeable Shares for Parent Shares provided for in Section 3.10(c) (the “Automatic Exchange Right”).

(c)In order to ensure that the Beneficiaries will be able to participate on a pro rata basis with the holders of Parent Shares in the distribution of assets of Parent in connection with a Liquidation Event, immediately prior to the effective date (the “Liquidation Event Effective Date”) of a Liquidation Event, each of the then outstanding Exchangeable Shares (other than Exchangeable Shares held by Parent and its Subsidiaries) shall be automatically exchanged for the Exchangeable Share Consideration. To effect such automatic exchange, Parent or Callco, as the case may be, shall purchase each such Exchangeable Share outstanding immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall sell each Exchangeable Shares held by it at such time, free and clear of any lien, claim or encumbrance, for a purchase price per share equal to the Exchangeable Share Price immediately prior to the Liquidation Event Effective Date, which price shall be satisfied in full by Parent or Callco, as the case may be, delivering to such holder the Exchangeable Share Consideration representing such Exchangeable Share Price. The Beneficiary shall upon delivery of the Exchangeable Share Consideration cease to have any rights to be paid by the Company any amount in respect of declared and unpaid dividends on the Exchangeable Shares.
(d)The closing of the purchase and sale contemplated by any exercise of the Automatic Exchange Right shall be deemed to have occurred at the close of business on the Business Day immediately prior to the Liquidation Event Effective Date, and each Beneficiary shall be deemed to have transferred to Parent or Callco, as the case may be, all of such Beneficiary’s right, title and interest in and to the Exchangeable Shares held by such Beneficiary free and clear of any lien, claim or encumbrance, any right of each such Beneficiary to receive declared and unpaid dividends from the Company shall be deemed to be satisfied and discharged, and each such Beneficiary shall cease to be a holder of such Exchangeable Shares and Parent or Callco, as the case may be, shall deliver or cause to be delivered to the Beneficiary, the Exchangeable Share Consideration deliverable to such Beneficiary upon such exercise of the Automatic Exchange Right. Concurrently with each such Beneficiary ceasing to be a holder of Exchangeable Shares, such Beneficiary shall be considered and deemed for all purposes to be the holder of the Parent Shares included in the Exchangeable Share Consideration to be delivered to such Beneficiary and the certificates held by such Beneficiary previously representing the Exchangeable Shares exchanged by the Beneficiary with Parent or Callco, as the case may be, pursuant to the exercise of the Automatic Exchange Right shall thereafter be deemed to represent the Parent Shares issued to such Beneficiary by Parent pursuant to the exercise of the Automatic Exchange Right. Upon the request of any Beneficiary and the surrender by such Beneficiary of Exchangeable Share certificates deemed to represent Parent Shares, duly endorsed in blank and accompanied by such instruments of transfer as Parent or Callco, as the case may be, may reasonably require, Parent or Callco, as the case may be, shall deliver or cause to be delivered to such Beneficiary certificates representing the Parent Shares of which the Beneficiary is the holder.
3.11Withholding Rights
Parent, Callco, the Company and any other Person that has any withholding obligation with respect to any dividend, distribution, price or other consideration otherwise payable under this Agreement or deemed to be paid to any holder of Exchangeable Shares or Parent Shares (any such Person, an “Other Withholding Agent”) shall be entitled to deduct and withhold from any dividend, distribution, price or other consideration otherwise paid under this Agreement or deemed to be paid to any holder of Exchangeable Shares or Parent Shares such amounts as are required to be deducted or withheld with respect to such payment or deemed payment under the Income Tax Act (Canada) or United States tax Laws or any provision of federal, provincial, territorial, state, local, foreign or other tax Law, in each case as amended or succeeded. Parent, Callco, the Company and any Other Withholding Agent may act and rely on the advice of counsel with respect to such matters. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes as having been paid to the holder of the shares in respect of which such deduction or withholding was made, and such deducted or withheld amounts shall be timely remitted to the appropriate taxing agency as required by applicable Law. To the extent that the amount so required to be deducted or withheld from any payment to a Beneficiary exceeds the cash portion of the consideration otherwise payable to the Beneficiary (such difference, a “Withholding Shortfall”), Parent, Callco, the Company and any Other Withholding Agent are hereby authorized to (A) (i) sell or otherwise dispose of, or direct Parent, Callco, the Company or any Other Withholding Agent to sell or otherwise dispose of, on their own account or through a broker (the “Broker”) and on behalf of the relevant holder or (ii) require such Beneficiary to irrevocably direct the sale through a Broker and irrevocably direct the Broker pay the proceeds of such sale to Parent, Callco, the Company or any Other Withholding Agent, as appropriate (and, in the absence of such irrevocable direction, the Beneficiary shall be deemed to have provided such irrevocable direction), such portion of the consideration as is necessary to provide sufficient funds (after deducting commissions payable to the Broker and other costs and expenses) to Parent, Callco, the Company or any Other Withholding Agent, as the case may be, to enable it to comply with such deduction or withholding requirement and Parent, Callco, the Company or any Other Withholding Agent, as the case may be, shall notify the Beneficiary and remit to such Beneficiary any unapplied balance of the net proceeds of such sale or (B) require such holder to deliver a Retraction Request for a number of Exchangeable Shares that would entitle such holder to net proceeds greater than or equal to the Withholding Shortfall and withhold the Withholding Shortfall from such net proceeds and remit to such holder any unapplied balance of the net proceeds. Each of Parent, Callco, the Company, the Broker, or any Other Withholding Agent, as applicable, shall act in a commercially reasonable manner in respect of any withholding obligation; however, none of Parent, Callco, the Company, the Broker or any Other Withholding Agent, as applicable, will be liable for any loss arising out of any sale or other disposal of such consideration, including any loss relating to the manner or timing of such sale or other disposal, the prices at which the consideration is sold or otherwise disposed of or otherwise.
3.12No Fractional Shares
A holder of an Exchangeable Share shall not be entitled to any fraction of a Parent Share upon the exercise of the Exchange Right or Automatic Exchange Right hereunder and no certificates representing any such fractional interest shall be issued and such holder otherwise entitled to a fractional interest shall be entitled to receive for such fractional interest from the Company, Parent or Callco, as the case may be, a cash payment equal to such fractional interest multiplied by the Current Market Price rounded down to the nearest cent.
3.13Tax Treatment
It is the intention of the Company, Callco and Parent that the Exchangeable Shares are treated as shares of Parent for U.S. federal income tax purposes and the provisions of this Agreement shall be interpreted in a manner consistent with the foregoing.

ARTICLE 4
PARENT SUCCESSORS
4.1Certain Requirements in Respect of Combination, etc.
Subject to Part 2 Section 1.8 of the Exchangeable Share Provisions and Article 5 hereof with respect to a Parent Extraordinary Transaction, so long as any Exchangeable Shares not owned by Parent or its Subsidiaries are outstanding, Parent shall not enter into any transaction (whether by way of reorganization, consolidation, arrangement, amalgamation, merger, business combination, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of an amalgamation, merger or combination, of the continuing corporation resulting therefrom, provided that it may do so if:
(a)such other person or continuing corporation (the “Parent Successor”) by operation of Law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be paid and delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and
(b)such transaction shall be upon such terms and conditions as to preserve and not to impair any of the rights, duties, powers and authorities of the other parties hereunder or the holders of the Exchangeable Shares.
4.2Vesting of Powers in Successor
Whenever the conditions of Section 4.1 have been duly observed and performed, the parties, if required by Section 4.1, shall execute and deliver the supplemental agreement provided for in Section 4.1(a) and thereupon the Parent Successor and such other person that may then be the issuer of the Parent Shares shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the board of directors of Parent or any officers of Parent may be done and performed with like force and effect by the directors or officers of such Parent Successor.
4.3Wholly-Owned Subsidiaries
Nothing herein shall be construed as preventing (a) the amalgamation, merger or combination of any wholly-owned direct or indirect subsidiary of Parent (other than the Company or Callco) with or into Parent, (b) the winding-up, liquidation or dissolution of any wholly-owned direct or indirect subsidiary of Parent (other than the Company or Callco), provided that all of the assets of such subsidiary are transferred to Parent or another wholly-owned direct or indirect subsidiary of Parent, (c) any other distribution of the assets of any wholly-owned direct or indirect subsidiary of Parent (other than the Company or Callco) among the shareholders of such subsidiary for the purpose of winding up its affairs, and (d) any such transactions are expressly permitted by this Article 4.

4.4Successorship Transaction
Notwithstanding the foregoing provisions of this Article 4, in the event of a Parent Extraordinary Transaction:
(a)in which Parent merges, combines or amalgamates with, or in which all or substantially all of the then outstanding Parent Shares are acquired by, one or more other corporations to which Parent is, immediately before such merger, combination, amalgamation or acquisition, “related” within the meaning of the Income Tax Act (Canada) (otherwise than by virtue of a right referred to in paragraph 251(5)(b) thereof);
(b)which does not result in an acceleration of the Redemption Date in accordance with paragraph (ii) of the definition of Redemption Date in the Exchangeable Share Provisions; and
(c)in which all or substantially all of the then outstanding Parent Shares are converted into or exchanged for shares or rights to receive such shares (the “Other Shares”) of another corporation (the “Other Corporation”) that, immediately after such Parent Extraordinary Transaction, owns or controls, directly or indirectly, Parent;
then all references herein to “Parent” shall thereafter be and be deemed to be references to “Other Corporation” and all references herein to “Parent Shares” shall thereafter be and be deemed to be references to “Other Shares” (with appropriate adjustments if any, as are required to result in a holder of Exchangeable Shares on the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or this Agreement including the exchange of such shares pursuant to this Agreement immediately subsequent to the Parent Extraordinary Transaction being entitled to receive that number of Other Shares equal to the number of Other Shares such holder of Exchangeable Shares would have received if the exchange, redemption or retraction of such shares pursuant to the Exchangeable Share Provisions or this Agreement including the exchange of such shares pursuant to this Agreement had occurred immediately prior to the Parent Extraordinary Transaction and the Parent Extraordinary Transaction was completed) but subject to subsequent adjustments to reflect any subsequent changes in the share capital of the issuer of the Other Shares, including without limitation, any subdivision, consolidation or reduction of share capital, without any need to amend the terms and conditions of the Exchangeable Shares and without any further action required.
ARTICLE 5
CERTAIN RIGHTS OF PARENT AND CALLCO TO ACQUIRE EXCHANGEABLE SHARES
5.1Liquidation Call Right
In addition to the rights contained in the Exchangeable Share Provisions, Parent and Callco shall have the following rights and obligations in respect of the Exchangeable Shares:
(a)Subject to the proviso in Section 5.1(b) that Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Liquidation Call Right, Parent and Callco shall each have the overriding right (the “Liquidation Call Right”), in the event of and notwithstanding the proposed liquidation, dissolution or winding-up of the Company or any other distribution of the assets of the

Company among its shareholders for the purpose of winding up its affairs, pursuant to the Exchangeable Share Provisions, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) on the Liquidation Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Liquidation Date (the “Liquidation Call Purchase Price”) in accordance with Section 5.1(c). In the event of the exercise of the Liquidation Call Right by Parent or Callco, as the case may be, each such holder of Exchangeable Shares (other than Parent and its Subsidiaries) shall be obligated to sell all of the Exchangeable Shares held by the holder to Parent or Callco, as the case may be, on the Liquidation Date upon payment by Parent or Callco, as the case may be, to such holder of the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration) for each such share, and the Company shall have no obligation to pay any Liquidation Amount to the holders of such shares so purchased.
(b)Callco shall only be entitled to exercise the Liquidation Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Liquidation Call Right. To exercise the Liquidation Call Right, Parent or Callco, as the case may be, must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right (i) in the case of a voluntary liquidation, dissolution or winding-up of the Company or any other voluntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at fifteen (15) Business Days before the Liquidation Date, or (ii) in the case of an involuntary liquidation, dissolution or winding-up of the Company or any other involuntary distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, at least five (5) Business Days before the Liquidation Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Parent and/or Callco has exercised the Liquidation Call Right forthwith after the expiry of the period during which Parent or Callco may exercise the Liquidation Call Right. If Parent and/or Callco exercises the Liquidation Call Right, then on the Liquidation Date, Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) will sell, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Liquidation Call Purchase Price (payable in the form of Exchangeable Share Consideration).
(c)For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Liquidation Call Right, Parent or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Liquidation Date, the Exchangeable Share Consideration representing the aggregate Liquidation Call Purchase Price for all holders of the Exchangeable Shares (other than Parent and its Subsidiaries), less any amounts withheld pursuant to Section 3.11. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Parent and its Subsidiaries) shall cease to be holders of the Exchangeable Shares on and after the Liquidation Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof other than the right to receive their proportionate part of the aggregate Liquidation Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Liquidation Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the articles of the Company, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Parent or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.
(d)If neither Parent nor Callco notifies the Transfer Agent and the Company in accordance with Section 5.1(b) of its intention to exercise the Liquidation Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or Parent) that Parent exercise (or cause Callco to exercise) the Liquidation Call Right in respect of the shares covered by the notice.
5.2Redemption Call Right
In addition to the rights contained in the Exchangeable Share Provisions, Parent and Callco shall have the following rights and obligations in respect of the Exchangeable Shares:
(a)Subject to the proviso in Section 5.2(b) that Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Redemption Call Right (other than in the case of a Seventh Anniversary Redemption, with respect to which Callco shall always be entitled to exercise the Redemption Call Right), and notwithstanding the obligation of the Company to redeem the Exchangeable Shares pursuant to the Exchangeable Share Provisions, Parent and Callco shall each have the overriding right (the “Redemption Call Right”) to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) on the Redemption Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Redemption Date (the “Redemption Call Purchase Price”) in accordance with Section 5.2(c). In the event of the exercise of the Redemption Call Right by Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Parent or Callco, as the case may be, on the Redemption Date upon payment by Parent or Callco, as the case may be, to such holder of the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) less any amounts on account of tax required or permitted to be deducted and withheld therefrom under applicable law, and the Company shall have no obligation to redeem, or to pay the redemption price otherwise payable by the Company in respect of the Exchangeable Shares so purchased.
(b)Callco shall only be entitled to exercise the Redemption Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Redemption Call Right. To exercise the Redemption Call Right, Parent or

Callco, as the case may be, must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right (i) in the case of a redemption occurring in connection with a Parent Extraordinary Transaction, on or before the Redemption Date, and (ii) in any other case, at least fifteen (15) Business Days before the Redemption Date. The Transfer Agent will notify the holders of the Exchangeable Shares as to whether or not Parent and/or Callco has exercised the Redemption Call Right forthwith after the expiry of the period during which Parent or Callco may exercise the Redemption Call Right. If Parent and/or Callco exercises the Redemption Call Right, Parent and/or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) will sell, on the Redemption Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Redemption Call Purchase Price (payable in the form of Exchangeable Share Consideration) less any amounts on account of tax required or permitted to be deducted and withheld therefrom under applicable law.
(c)For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Redemption Call Right, Parent or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Redemption Date, the Exchangeable Share Consideration representing the aggregate Redemption Call Purchase Price less any amounts withheld pursuant to Section 3.11. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Parent and its Subsidiaries) shall cease to be holders of the Exchangeable Shares on and after the Redemption Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof other than the right to receive their proportionate part of the aggregate Redemption Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the Redemption Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the articles of the Company, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Parent or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.
(d)If neither Parent nor Callco notifies the Transfer Agent and the Company in accordance with Section 5.2(b) of its intention to exercise the Redemption Call Right in the manner and timing described above, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or Parent) that Parent exercise (or cause Callco to exercise) the Redemption Call Right in respect of the shares covered by the notice.
5.3Change of Law Call Right
In addition to the rights contained in the Exchangeable Share Provisions, Parent and Callco shall have the following rights and obligations in respect of the Exchangeable Shares:

(a)Subject to the proviso in Section 5.3(b) that Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Change of Law Call Right, Parent and Callco shall each have the overriding right (the “Change of Law Call Right”), in the event of a Change of Law, to purchase from all but not less than all of the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) on the Change of Law Call Date all but not less than all of the Exchangeable Shares held by each such holder upon payment by Parent or Callco, as the case may be, to each such holder of the Exchangeable Share Price (payable in the form of the Exchangeable Share Consideration) applicable on the last Business Day prior to the Change of Law Call Date (the “Change of Law Call Purchase Price”) in accordance with Section 5.3(c). In the event of the exercise of the Change of Law Call Right by Parent or Callco, as the case may be, each such holder of Exchangeable Shares shall be obligated to sell all of the Exchangeable Shares held by the holder to Parent or Callco, as the case may be, on the Change of Law Call Date upon payment by Parent or Callco, as the case may be, to such holder of the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).
(b)Callco shall only be entitled to exercise the Change of Law Call Right with respect to those Exchangeable Shares, if any, in respect of which Parent has not exercised the Change of Law Call Right, other than in the case of a Seventh Anniversary Redemption with respect to which Callco shall always be entitled to exercise the Redemption Call Right. To exercise the Change of Law Call Right, Parent or Callco must notify the Transfer Agent, as agent for the holders of the Exchangeable Shares, and the Company of its intention to exercise such right at least fifteen (15) Business Days before the date (the “Change of Law Call Date”) on which Parent or Callco, as the case may be, shall acquire the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right. The Transfer Agent will notify the holders of the Exchangeable Shares as to Parent or Callco exercising the Change of Law Call Right forthwith after receiving notice of such exercise from Parent and/or Callco. If Parent and/or Callco exercises the Change of Law Call Right, Parent or Callco, as the case may be, will purchase and the holders of the Exchangeable Shares (other than any holder of Exchangeable Shares which is Parent or any of its Subsidiaries) will sell, on the Change of Law Call Date, all of the Exchangeable Shares held by such holders on such date for a price per share equal to the Change of Law Call Purchase Price (payable in the form of Exchangeable Share Consideration).
(c)For the purposes of completing the purchase and sale of the Exchangeable Shares pursuant to the exercise of the Change of Law Call Right, Parent or Callco, as the case may be, shall deposit or cause to be deposited with the Transfer Agent, on or before the Change of Law Call Date, the Exchangeable Share Consideration representing the aggregate Change of Law Call Purchase Price less any amounts withheld pursuant to Section 3.11. Provided that such Exchangeable Share Consideration has been so deposited with the Transfer Agent, the holders of the Exchangeable Shares (other than Parent and its Subsidiaries) shall cease to be holders of the Exchangeable Shares on and after the Change of Law Call Date and, from and after such date, shall not be entitled to exercise any of the rights of holders in respect thereof other than the right to receive their proportionate part of the aggregate Change of Law Call Purchase Price, without interest, upon presentation and surrender by the holder of certificates representing the Exchangeable Shares held by such holder and the holder shall on and after the

Change of Law Call Date be considered and deemed for all purposes to be the holder of the Parent Shares which such holder is entitled to receive. Upon surrender to the Transfer Agent of a certificate or certificates representing Exchangeable Shares, together with such other documents and instruments as may be required to effect a transfer of Exchangeable Shares under the Canada Business Corporations Act and the articles of the Company, as applicable, and such additional documents, instruments and payments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive, in exchange therefor, and the Transfer Agent on behalf of Parent or Callco, as the case may be, shall deliver to such holder the Exchangeable Share Consideration such holder is entitled to receive.
5.4Retraction Call Right
(a)The parties hereto hereby acknowledge the rights and obligations in respect of the Exchangeable Shares contained in Part 2 Section 1.7(b) of the Exchangeable Share Provisions.
(b)If neither Parent nor Callco notifies the Transfer Agent and the Company in accordance with Part 2 Section 1.7(b) of the Exchangeable Share Provisions of its intention to exercise the Retraction Call Right in the manner and timing described therein, each holder of Exchangeable Shares will, at the holder’s discretion, be entitled to demand (by way of notice given to the Company or Parent) that Parent exercise (or cause Callco to exercise) the Retraction Call Right in respect of the shares covered by the notice.
ARTICLE 6
GENERAL
6.1Term
This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any person other than Parent and any of its Subsidiaries.
6.2Changes in Capital of Parent and the Company
Notwithstanding the provisions of Section 6.4, at all times after the occurrence of any event contemplated pursuant to Section 2.6and Section 2.7or otherwise, as a result of which either Parent Shares or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Parent Shares or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.
6.3Severability
In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
6.4Amendments, Modifications
Subject to Section 6.2, Section 6.3 and Section 6.5, this Agreement may not be amended or modified except by an agreement in writing executed by Parent, Callco and the Company and approved by the holders of the Exchangeable Shares in accordance with Part 2 Section 1.10(b) of the Exchangeable Share Provisions. No amendment or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.
6.5Ministerial Amendments
Notwithstanding the provisions of Section 6.4, the parties to this Agreement may in writing at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of:
(a)adding to the covenants of any or all of the parties hereto if the board of directors of each of Parent, Callco and the Company shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares;
(b)evidencing the succession of Parent Successors and the covenants of and obligations assumed by each such Parent Successor in accordance with the provisions of Article 4;
(c)making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions arising hereunder which, in the good faith opinion of the board of directors of each of Parent, Callco and the Company, it may be expedient to make, provided that each such board of directors shall be of the good faith opinion, after consultation with counsel, that such amendments or modifications will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares; or
(d)making such changes or corrections hereto which, on the advice of counsel to Parent, Callco and the Company, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein, provided that the boards of directors of each of Parent, Callco and the Company shall be of the good faith opinion that such changes or corrections will not be prejudicial to the rights or interests of the holders of the Exchangeable Shares.
6.6Meeting to Consider Amendments
The Company, at the request of Parent, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to Section 6.4. Any such meeting or meetings shall be called and held in accordance with the articles of the Company, the Exchangeable Share Provisions and all applicable Laws.

6.7Enurement
This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.
6.8Notices to Parties
All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing) and shall be given:
(a)if to Parent, Callco or the Company to:
Recursion Pharmaceuticals, Inc.
41 S. Rio Grande Street
Salt Lake City, UT 84101
Attention:    Nathan B. Hatfield
Email:    nathan.hatfield@recursionpharma.com

with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
701 Fifth Avenue, Suite 5100
Seattle, WA 98104
Attention:    Patrick Schultheis; Remi P. Korenblit
Email:        PSchultheis@wsgr.com; rkorenblit@wsgr.com

and with a copy (which shall not constitute notice) to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation
One Market Plaza, Suite 3300
San Francisco, CA 94105
Attention:    Robert T. Ishii
Email:        RIshii@wsgr.com

and with a copy (which shall not constitute notice) to:

Osler, Hoskin & Harcourt LLP
1 First Canadian Place, Suite 6200
Toronto, Ontario M5X 1B8
Attention:     John Groenewegen; Alex Gorka
Email:         jgroenewegen@osler.com; agorka@osler.com

or such other address or email as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) on the day of sending, if sent by email prior to 5:00 p.m., New York City time, on any Business Day or the next succeeding Business Day if sent by email after 5:00 p.m., New York City time, on any Business Day or on any day other than a Business Day or (b) if given by any other means, when delivered at the address specified in this Section 6.8.
6.9Counterparts
This Agreement may be executed in two or more counterparts, each of which when so executed and delivered shall be an original, but all of which shall be considered one and the same instrument. Any such counterpart, to the extent delivered by .pdf or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in Person. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

6.10Jurisdiction
This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may result from, arise out of, be in connection with or relating to this Agreement, or the execution or performance of this Agreement, including any claim or cause of action resulting from, arising out of, in connection with, or relating to any representation or warranty made in or in connection with this Agreement (“Relevant Matters”), shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, including its statutes of limitations. Subject to the terms of Section 10.6 of the Purchase Agreement, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, in the case of a federal claim as to which federal courts have exclusive jurisdiction, the Federal Court of the United States of America) in connection with any Relevant Matter, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to the terms of Section 10.6 of the Purchase Agreement, each party agrees not to commence any legal proceedings related to any Relevant Matter except in such courts.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

RECURSION PHARMACEUTICALS, INC.
By:	/s/ Chris Gibson
Name: Chris Gibson
Title: Chief Executive Officer

1414517 B.C. UNLIMITED LIABILITY COMPANY
By:	/s/ Chris Gibson
Name: Chris Gibson
Title: President

14998685 CANADA INC.
By:	/s/ Chris Gibson
Name: Chris Gibson
Title: President

[Signature Page to Exchangeable Share Support Agreement]